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                                                                    EXHIBIT 99.2



[KPMG PEAT MARWICK LLP LETTERHEAD]


                        Independent Accountants' Report

First Union Master Credit Card Trust
c/o The Bank of New York, as Trustee
101 Barclay Street
New York, New York 10286

Moody's Investors Service
99 Church Street
New York, New York 10007

Standard & Poor's
25 Broadway
New York, New York 10004

First Union Direct Bank, N.A.
600 Broad Street
Augusta, Georgia 30903

We have examined management's assertion about First Union Direct Bank, N.A.'s compliance, as Servicer, with the servicing requirements in Article IV, Section
4.03 of the Pooling and Servicing Agreement for the First Union Master Credit Card Trust dated as of September 29, 1995, as amended, including supplements dated March 5, 1996 and April 23, 1996, by and between First Union Direct Bank, N.A., as Transferor and Servicer, and The Bank of New York, as Trustee (the "Agreement"), during the period January 1, 1997 through December 31, 1997, included in the accompanying Management Representation on First Union Direct Bank, N.A.'s Compliance, as Servicer, with the Servicing Requirements of the Pooling and Servicing Agreement. Management is responsible for First Union Direct Bank, N.A.'s compliance with the aforementioned section of the Agreement. Our responsibility is to express an opinion on management's assertion about First Union Direct Bank, N.A.'s compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants, and, accordingly, included examining, on a test basis, evidence about First Union Direct Bank, N.A.'s compliance with the aforementioned section of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on First Union Direct Bank, N.A.'s compliance with that section.

In our opinion, management's assertion that First Union Direct Bank, N.A. was materially in compliance with the servicing requirements in Article IV, Section
4.03 of the Agreement during the period January 1, 1997 through December 31, 1997, is fairly stated, in all material respects.

/s/ KPMG PEAT MARWICK LLP

March 26, 1998